Exhibit 99.1

SRM Entertainment Features Innovative Products and Collectibles at Toy Fair NYC 2025

Winter Park, FL – February 27, 2025 – SRM Entertainment, Inc. (Nasdaq: SRM) (the “Company”), a leading designer, developer, and manufacturer of custom merchandise, will be at the 119th Toy Fair®, at the Javits Center in New York City from March 1st thru March 4th. SRM Entertainment will be showcasing its latest innovations in toys, including the dynamic interactive light sticks controlled with a custom app, light-up bracelets designed for concerts, special events, and theme parks, and a new line of collectible plush backpack clips.

Visit SRM Entertainment @ Booth 2148

“We are thrilled to be unveiling our latest products at New York Toy Fair®,” said Taft Flittner, President of SRM Entertainment. “We believe these innovative offerings will capture imaginations and be a hit with retailers and consumers.”

Interactive Light Sticks

SRM Entertainment’s new interactive light sticks are designed to provide a truly immersive and engaging experience. The light sticks are controlled with a custom app, allowing users to customize colors, patterns, and even synchronize with music. This innovative product is perfect for concerts, sporting events, theme parks at night and other special occasions where extra excitement is desired.

Light-Up Bracelets for Concerts, Theme Parks and Special Events

SRM Entertainment is also introducing a line of light-up bracelets specifically designed to enhance the experience at concerts, special events, and nightly theme parks experiences. These vibrant bracelets feature multiple light modes and colors, making them a fun and fashionable accessory for enhancing any nighttime experience.

Smurfs Sip with Me Cups

With the upcoming July 2025 launch of the Smurfs Movie featuring Rihanna, SRM will feature our officially licensed Smurfs collectible Sip with Me drinking cups. The colorful kid friendly cups are non-stop fun where the character “sips” with you.

Plush Backpack Clips

The Company is also expanding its popular line of plush backpack clips with new designs and characters. These adorable and collectible clips are a fun way for children to personalize their backpacks and express their individuality.

“We have secured several key appointments with some of the top leaders in the toy and merchandise sector,” said Rich Miller, CEO of SRM Entertainment. “Toy Fair® is a crucial event for SRM Entertainment, and we are eager to share new products with these key decision-makers. We believe Toy Fair has the potential to generate significant new business and drive growth for SRM.”

Toy Fair® Details

Toy Fair® is the leading toy industry event in North America, bringing together manufacturers, distributors, retailers, and other industry professionals to showcase the latest and greatest in toys and games. SRM Entertainment invites attendees to visit its booth and experience its exciting new products firsthand.

About SRM Entertainment, Inc.

SRM Entertainment designs, develops, and manufactures custom merchandise which includes toys and souvenirs for the world’s largest theme parks and other entertainment venues. Many of SRM’s creative products are based on award winning multi-billion-dollar entertainment franchises that are featured in popular movies and books. SRM products are distributed worldwide at Walt Disney Parks and Resorts, Universal Parks and Destinations, United Parks and Resorts – SeaWorld, Six Flags and other attractions. SRM’s products are offered alongside popular rides and attractions in theme parks, zoos, aquariums, and other entertainment venues. SRM’s design team developed specialty dolls, plush and toys for one of New York City’s landmarks that features a popular holiday show. SRM’s design team is credited with creating popular products which have been successfully sold at specialty theme park events. SRM’s exclusive-patented Sip With Me cups feature fun, kid friendly Zoo, Sea and animal themed characters as well as licensed characters from Smurfs, ICEE and Zoonicorn.

Caution Regarding Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the “Risk Factors” section of the Company’s filings with the SEC. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

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website: SRMentertainment.com